UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 16, 2018

Voyager Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37625	46-3003182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (857) 259-5340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Collaboration and Option Agreement

On February 16, 2018, Voyager Therapeutics, Inc. (the “Company”) entered into an exclusive collaboration and option agreement (the “Collaboration Agreement”) with AbbVie Biotechnology Ltd (“AbbVie”) for the research, development and commercialization of adeno-associated virus (“AAV”) and other virus-based gene therapy products for the treatment of diseases of the central nervous system and other neurodegenerative diseases related to defective or excess aggregation of tau protein in the human brain, including Alzheimer’s disease.

Collaboration and AbbVie Options. Under the Collaboration Agreement, the Company and AbbVie have agreed to collaborate on the research and development of specified vectorized antibody compounds (each, a “Research Compound”) comprised of an AAV or other viral capsid and a virus vector genome that encodes one or more antibodies that target and bind to a tau protein.  The collaboration is comprised of a research period (the “Research Period”) and a development period (the “Development Period”).

Research Period and AbbVie Development Option.  During the Research Period, each party has agreed to identify up to five antibodies for inclusion in the collaboration.  Subject to certain conditions and exceptions, the parties will then select up to three antibodies (each, a “Research Antibody”) as candidates for creation of the Research Compounds, with AbbVie having the right to select two of the three Research Antibodies.  The Company is obligated to use diligent efforts to conduct antibody engineering and other research activities to create Research Compounds and to develop product candidates containing or comprised of such Research Compounds (“Product Candidates”).  The Company will be solely responsible for its costs and expenses during the Research Period.  During a specified portion of the Research Period (the “Development Option Period”), AbbVie may exercise one or more of its exclusive development options (each, a “Development Option”) to select up to a total of three Research Compounds (the “Selected Research Compounds”) and their corresponding Product Candidates (the “Selected Product Candidates”) to proceed to the Development Period.

Development Period and AbbVie License Option.  During the Development Period, the Company is obligated to use diligent efforts to conduct development activities, including Investigational New Drug Application-enabling and Phase 1 clinical trial activities, for the Selected Research Compounds and corresponding Selected Product Candidates.  The Company will be solely responsible for its costs and expenses during the Development Period.  During a specified portion of the Development Period (the “License Option Period”), AbbVie may exercise its exclusive license option (the “License Option”) to further develop and commercialize all of the Research Compounds (the “Licensed Compounds”) and corresponding Product Candidates (the “Licensed Products”).  Upon AbbVie’s exercise of its License Option, the Company has agreed to grant to AbbVie an exclusive, worldwide license, with the right to sublicense, under certain of the Company’s intellectual property rights to develop and commercialize the Licensed Compounds and the Licensed Products for all human diagnostic, prophylactic and therapeutic uses (the “License”).  In addition, after AbbVie’s exercise of the License Option, the Company has certain obligations to complete any remaining research and development activities that have not been completed for any Research Compounds and Product Candidates.

Governance.  The Company’s research and development activities will be conducted pursuant to the plans agreed to by the parties and overseen by a joint governance committee (“JGC”) comprised of an equal number of representatives from each of the Company and AbbVie.  Prior to AbbVie’s exercise of its License Option, the Company will have final decision-making authority within the JGC, subject to specified limitations; thereafter, AbbVie will have final decision-making authority, subject to specified limitations.  Any material amendment to the research or development plans, however, must be mutually agreed to by the parties, which may be through the JGC.

Commercialization. Under the Collaboration Agreement, AbbVie is required to use commercially reasonable efforts to develop and commercialize at least one Licensed Product in each of the United States, Japan, the United Kingdom, Germany, France, Italy and Spain.  After exercise of the License Option, AbbVie is solely responsible for all development and commercialization activities relating to Licensed Compounds and Licensed Products at its sole cost and expense (subject to the Company’s obligation to complete any remaining research and development activities set forth in the agreed-upon plans), except that the Company may elect to share in AbbVie’s development costs relating to a Licensed Product on an indication-by-indication basis in exchange for a specified increase in royalties (a “Cost-Sharing Option”).  If the Company exercises a Cost-Sharing Option, the Company may either reimburse AbbVie for AbbVie’s applicable development costs or, in the case of certain budget overruns, AbbVie may instead deduct applicable development costs, up to a specified cap, from milestone and royalty payments owed by AbbVie to the Company.

Manufacturing. During both the Research Period and the Development Period, the Company will be solely responsible for the manufacture and supply of all pre-clinical and clinical requirements for the Research Compounds and Product Candidates.  If AbbVie were to exercise its License Option, the Company would be required, at AbbVie’s request, to effect a full transfer of the manufacturing process for each Licensed Compound and corresponding Licensed Product to AbbVie.  Following such transfer, the Company has agreed to disclose, on a continuing basis, all modifications, enhancements and improvements to manufacturing processes for the Licensed Products, and AbbVie has agreed to grant to the Company a non-exclusive, royalty-free license to modifications to the manufacturing process made by AbbVie, in each case, subject to specified limitations.

Financial. Under the terms of the Collaboration Agreement, AbbVie has agreed to pay the Company an upfront payment of $69 million (the “Upfront Payment”) within 15 business days of entry into the Collaboration Agreement.  AbbVie has also agreed to pay to the Company, within 30 days after the applicable exercise date: (1) upon AbbVie’s exercise of a Development Option, (a) $80 million for the first Selected Research Compound and its corresponding Selected Product Candidate and (b) $30 million each for up to two additional Selected Research Compounds and their corresponding Selected Product Candidates, and (2) upon AbbVie’s exercise of the License Option, a one-time payment of $75 million.  The Company will be eligible to receive (1) specified development and first-sale milestone payments for each Licensed Compound of up to an aggregate of $550 million in the case of an Alzheimer’s disease indication and up to $230 million in the case of the first indication other than Alzheimer’s disease and  $115 million for a subsequent non-Alzheimer’s disease indication; and (2) tiered, escalating royalties, in a range from a high-single digit to a mid-to-high teen (or, if the Company has exercised its Cost-Sharing Option, low-twenties) percentage of aggregate net sales of Licensed Products on a Licensed Compound by Licensed Compound basis.  The royalties are subject to potential reductions for biosimilar market penetration, patent claim expiration, and other provisions, subject to specified limits.  For each Licensed Product, AbbVie may make a one-time request either to decrease its royalty payments to a specified low-single digit percentage or to terminate them altogether (a “Buy-down”) in exchange for a one-time payment by AbbVie at a fair market value to be negotiated by the parties.  If the parties are not able to agree to the terms of such Buy-down, the parties may seek a fair market value determination for the Buy-down pursuant to dispute resolution procedures specified in the Collaboration Agreement.

Intellectual Property.  Under the terms of the Collaboration Agreement, each party will own the entire right, title and interest in and to all know-how and patent rights first made or invented solely by it or its affiliates or its or their sublicensees in the course of the collaboration, with certain specified exceptions.  Also subject to specified exceptions, the parties will jointly own all rights, title and interest in and to all know-how and patent rights first made or invented jointly by such party or its affiliates or its or their sublicensees in the course of the collaboration.  Regardless of whether AbbVie has exercised a Development Option or the License Option, the Company has agreed to grant AbbVie perpetual, exclusive or non-exclusive (as the case may be), worldwide licenses to certain know-how and patent rights developed by the Company or jointly by the parties arising from the collaboration.

Exclusivity.  During the term of the Collaboration Agreement, (1) neither party nor any of its respective affiliates is permitted to directly or indirectly exploit any vectorized antibody compound targeting a tau protein (the “Vectorized Antibody Exclusivity”) and (2) neither the Company nor any of its affiliates is permitted to directly or indirectly exploit any Research Antibody targeting a tau protein (the “Research Antibody Exclusivity”), in each case subject to specified exceptions, including the Company’s and AbbVie’s conduct of basic research.

Termination.  Unless earlier terminated, the Collaboration Agreement will expire on the earliest to occur of the expiration of (1) the Development Option Period, without AbbVie’s exercise of a Development Option; (2) the License Option Period, without AbbVie’s exercise of its License Option; and (3) the last-to-expire royalty term with respect to all Licensed Products in all countries.  Subject to a cure period, either party may terminate the Collaboration Agreement, in whole or, in the case of the Company, in part, subject to specified conditions, in the event of the other party’s uncured material breach.  Either party may also terminate, subject to specified conditions, for insolvency of the other party, certain failures or delays to obtain certain regulatory clearances of the collaboration, or a joint determination of scientific infeasibility by the parties.  AbbVie may terminate the

Collaboration Agreement (1) without cause, in its entirety or, after its exercise of the License Option, on a country-by-country basis, with 180 days’ prior written notice or (2) for the Company’s non-compliance with certain anti-bribery or anti-corruption covenants.  The Company may terminate the Collaboration Agreement, subject to specified conditions, if AbbVie or its affiliates challenge the validity or enforceability of certain Company or jointly-held intellectual property rights.

Upon termination in certain cases, AbbVie has agreed to grant to the Company reversionary licenses to certain Licensed Compounds.  In such case, the Company may be required to pay royalties to AbbVie in a range from a low- to high-single digit percentage of net sales of Licensed Products containing or comprised of such License Compound, subject to potential reduction in some cases.  Additionally, upon termination in certain cases, the Vectorized Antibody Exclusivity and Research Antibody Exclusivity will survive until the third anniversary of the termination date.  If the parties mutually agree to terminate for infeasibility or AbbVie terminates for the Company’s failure to deliver a final research or development report, neither the Company nor any of its affiliates may directly or indirectly exploit a vectorized antibody compound that targets or binds to a tau protein for 18 months after the termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOYAGER THERAPEUTICS, INC.

Date: February 20, 2018	By:	/s/ Jane Pritchett Henderson
Jane Pritchett Henderson
Chief Financial Officer and Senior Vice President of Corporate Development
(Principal Financial and Accounting Officer)